NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, April 26, 2019

LyondellBasell Reports First Quarter 2019 Earnings

First Quarter 2019 Highlights

•	Net Income: $0.8 billion

•	Diluted earnings per share: $2.19 per share

•	EBITDA: $1.4 billion

•	Issued dividends and repurchased shares totaling $884 million; 5.6 million shares repurchased during the first quarter

Comparisons with the prior quarter and first quarter 2018 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Sales and other operating revenues	$8,778	$8,876	$9,767
Net income	817	692	1,231
Diluted earnings per share	2.19	1.79	3.11
Weighted average diluted share count	372	381	395
EBITDA (a)	1,428	1,212	1,913
(a) See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to net income.

LyondellBasell Industries (NYSE: LYB) today announced net income for the first quarter 2019 of $0.8 billion, or $2.19 per share. First quarter 2019 EBITDA was $1.4 billion. Integration activities related to the acquisition of A. Schulman are on schedule and estimated to have generated $85 million in forward annual run-rate synergies.

“LyondellBasell began 2019 with strong operational performance, increasing sales volumes in Europe and Asia and delivering promised value from the A. Schulman acquisition. EBITDA for our Olefins and Polyolefins - Europe, Asia, International segment rebounded with a 133 percent improvement over the fourth quarter 2018 and a strong recovery in polyolefins sales volumes. EBITDA for our Advanced Polymer Solutions segment demonstrated the promised quarterly synergies in addition to achieving our expectations for significant improvement in baseline business performance. Our Houston refinery delivered another quarter of highly reliable operations, reducing the effects of a challenging refining market," said Bob Patel, LyondellBasell CEO.

“Market demand improved in the first quarter as the industry recovered from an unusually slow fourth quarter. During the first quarter, sales volumes increased 14 percent for polypropylene globally, 9 percent for propylene oxide and derivatives and 15 percent for polypropylene compounds in Europe. We continued to advance our value-driven growth strategy by actively managing our asset portfolio with the acquisition of a syngas plant in La Porte, Texas and the increase of our ownership of methanol production at the site to 100 percent,” Patel said.

OUTLOOK
"In the first few weeks of April we have seen signs of industry improvement. The strength in market sentiment is driving higher margins for our Olefins & Polyolefins - EAI segment. In our Olefins & Polyolefins - Americas segment we are seeing volume improvement as we enter a period of strong seasonal demand. The refining market is also improving with increasing gasoline spreads and wider discounts for heavy sour crude oil. Looking beyond the quarter, we will advance our growth strategy and increase our earnings with a robust pipeline of licensing revenue for 2019 in addition to the third quarter start-up of our world-scale HDPE plant which utilizes our innovative Hyperzone technology," Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology. Results for our Advanced Polymer Solutions segment incorporates the businesses acquired from A. Schulman beginning on August 21, 2018. Historical segment results for Olefins and Polyolefins - Americas and Olefins and Polyolefins - Europe, Asia and International prior to the acquisition were recast as a result of the shift of polypropylene compounds, Catalloy and polybutene-1 product lines to Advanced Polymer Solutions.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 2 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Operating income	$384	$507	$629
EBITDA	516	631	756

Three months ended March 31, 2019 versus three months ended December 31, 2018 - EBITDA decreased $115 million versus the fourth quarter 2018. Compared with the prior period, olefins results decreased $130 million. Ethylene margin declined as the price of ethylene decreased $42 per metric ton. Polyolefins results declined nearly $30 million primarily due to decreases in margin for both polyethylene and polypropylene.

Three months ended March 31, 2019 versus three months ended March 31, 2018 - EBITDA decreased $240 million versus the first quarter 2018. Compared with the prior period, olefins results decreased $110 million. Ethylene margin declined as the price of ethylene decreased $79 per metric ton. Polyolefins results decreased approximately $120 million driven by a spread decline in polyethylene over ethylene of $132 per metric ton and a decrease in volume.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins and Co-products, polyethylene and polypropylene.

Table 3 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Operating income	$186	$15	$281
EBITDA	296	127	419

Three months ended March 31, 2019 versus three months ended December 31, 2018 - EBITDA increased $169 million versus the fourth quarter 2018, which included a $36 million gain on the sale of our carbon black subsidiary in France. Compared with the prior period, olefins results increased more than $95 million. Volume and margin increased with the completion of planned maintenance at our cracker in Wesseling, Germany in the fourth quarter partially offset by unplanned maintenance in the first quarter. Combined polyolefins results increased more than $55 million. Polyethylene volume and margin improved with the completion of planned maintenance and polypropylene volume increased with improved market conditions. Joint venture equity income increased by $25 million with the completion of planned maintenance at our joint venture sites.

Three months ended March 31, 2019 versus three months ended March 31, 2018 - EBITDA decreased $123 million versus the first quarter 2018. Compared with the prior period, olefins results decreased $35 million driven by a decline in volume due to unplanned maintenance in the first quarter 2019. Combined polyolefins results decreased approximately $40 million. Polyolefins spreads declined for polyethylene and polypropylene over monomer $68 per metric ton and $83 per metric ton, respectively. Joint venture equity income decreased by $25 million due to reduced margins.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels and Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Operating income	$314	$308	$408
EBITDA	390	379	486

Three months ended March 31, 2019 versus three months ended December 31, 2018 - EBITDA increased $11 million versus the fourth quarter 2018. Compared with the prior period, Propylene Oxide & Derivatives results increased nearly $30 million. Volumes increased with the completion of planned maintenance at our Bayport, Texas facility. Intermediate Chemicals results decreased approximately $50 million driven by a decline in volume. Margin also decreased primarily in methanol and ethylene glycol offset by an improvement in styrene. Oxyfuels & Related Products results increased more than $15 million primarily due to an improvement in margin.

Three months ended March 31, 2019 versus three months ended March 31, 2018 - EBITDA decreased $96 million versus the first quarter 2018. Compared with the prior period, Propylene Oxide & Derivatives results decreased approximately $10 million due to reduced margins. Intermediate Chemicals results decreased $40 million. Margin declined primarily in styrene, methanol and acetyls partially offset by an increase in methanol volume. Oxyfuels & Related Products decreased by nearly $30 million due to margin and volume declines as a result of softer gasoline market conditions.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1. A. Schulman was acquired on August 21, 2018, and results from the acquisition are included prospectively.

Table 5 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Operating income	$119	$55	$114
EBITDA	148	86	123

Three months ended March 31, 2019 versus three months ended December 31, 2018 - EBITDA increased $62 million versus the fourth quarter 2018. Integration costs related to the acquisition of A. Schulman and assigned to the segment were $4 million lower in the first quarter 2019 versus the fourth quarter. Compared with the prior period, Compounding & Solutions results increased more than $40 million. Volume increased with seasonal demand improvement and margin improved after an unusually slow fourth quarter in the automotive market. Advanced Polymers results increased more than $5 million.

Three months ended March 31, 2019 versus three months ended March 31, 2018 - EBITDA increased $25 million versus the first quarter 2018. Integration costs related to the acquisition and assigned to the segment were $16 million during the first quarter 2019. Compared with the prior period, Compounding & Solutions results increased nearly $55 million primarily due to the addition of new product lines from the acquisition. Advanced Polymers results decreased approximately $10 million.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 6 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Operating income (loss)	$(59)	$(139)	$15
EBITDA	(15)	(84)	63

Three months ended March 31, 2019 versus three months ended December 31, 2018 - EBITDA increased $69 million versus the fourth quarter 2018. The Houston Refinery operated at 259,000 barrels per day, 75,000 barrels per day more than the prior period with the completion of planned maintenance. The Maya 2-1-1 industry benchmark crack spread modestly increased $2.66 per barrel to $13.55 per barrel for the first quarter. The Maya 2-1-1 remained challenged through February due to high prices for heavy sour crude oil and a soft gasoline market before improving significantly during March.

Three months ended March 31, 2019 versus three months ended March 31, 2018 - EBITDA decreased $78 million versus the first quarter 2018. Challenging market conditions led to a decrease in the Maya 2-1-1 spread of $7.17 per barrel to $13.55 per barrel. Crude throughput increased by 7,000 barrels per day driven by improved reliability.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 7 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Operating income	$73	$50	$46
EBITDA	83	61	56

Three months ended March 31, 2019 versus three months ended December 31, 2018 - EBITDA increased $22 million versus the fourth quarter 2018 primarily due to an increase in licensing revenue.

Three months ended March 31, 2019 versus three months ended March 31, 2018 - EBITDA increased $27 million versus the first quarter 2018 driven by an increase in licensing revenue and catalyst sales volumes.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $599 million during the first quarter 2019. Our cash and liquid investment balance was $1.3 billion at March 31, 2019. We repurchased 5.6 million ordinary shares during the first quarter 2019. There were 370 million common shares outstanding as of March 31, 2019. The company paid dividends of $372 million during the first quarter 2019.

Reconciliations and Additional Information
Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL
LyondellBasell will host a conference call April 26 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The passcode for all numbers is 6934553.

The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings.

A replay of the call will be available from 1:30 p.m. EDT April 26 until June 25 at 12:59 a.m. EDT. The replay dial-in numbers are 888-568-0028 (U.S.) and +1 203-369-3451 (international). The passcode for each is 3108.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polymer compounds and the largest licensor of polyolefin technologies. In 2019, LyondellBasell was named to Fortune magazine's list of the "World's Most Admired Companies." More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; any proposed business combination, the expected timetable for completing any proposed transactions and the receipt of any required governmental approvals, future financial and operating results, benefits and synergies of any proposed transactions, future opportunities for the combined company; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2018, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES
This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
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Source: LyondellBasell Industries

Media Contact: Michael Waldron +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2018					2019
(Millions of U.S. Dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,646	$2,542	$2,770	$2,450	$10,408	$2,111
Olefins & Polyolefins - EAI	2,960	2,900	2,643	2,335	10,838	2,535
Intermediates & Derivatives	2,343	2,584	2,509	2,152	9,588	1,894
Advanced Polymer Solutions	838	833	1,039	1,314	4,024	1,339
Refining	2,257	2,569	2,499	1,832	9,157	1,882
Technology	115	182	171	115	583	141
Other/Eliminations	(1,392)	(1,404)	(1,476)	(1,322)	(5,594)	(1,124)
Continuing operations	$9,767	$10,206	$10,155	$8,876	$39,004	$8,778

Operating income (loss):
Olefins & Polyolefins - Americas	$629	$543	$572	$507	$2,251	$384
Olefins & Polyolefins - EAI	281	245	141	15	682	186
Intermediates & Derivatives	408	569	431	308	1,716	314
Advanced Polymer Solutions	114	112	48	55	329	119
Refining	15	58	38	(139)	(28)	(59)
Technology	46	100	88	50	284	73
Other	1	(1)	(1)	(2)	(3)	—
Continuing operations	$1,494	$1,626	$1,317	$794	$5,231	$1,017

Depreciation and amortization:
Olefins & Polyolefins - Americas	$106	$109	$111	$116	$442	$115
Olefins & Polyolefins - EAI	56	52	50	50	208	53
Intermediates & Derivatives	73	72	71	71	287	72
Advanced Polymer Solutions	8	9	22	30	69	29
Refining	46	46	45	55	192	43
Technology	10	12	10	11	43	10
Continuing operations	$299	$300	$309	$333	$1,241	$322

EBITDA:(a)
Olefins & Polyolefins - Americas	$756	$671	$704	$631	$2,762	$516
Olefins & Polyolefins - EAI	419	355	262	127	1,163	296
Intermediates & Derivatives	486	642	504	379	2,011	390
Advanced Polymer Solutions	123	121	70	86	400	148
Refining	63	104	84	(84)	167	(15)
Technology	56	113	98	61	328	83
Other	10	4	10	12	36	10
Continuing operations	$1,913	$2,010	$1,732	$1,212	$6,867	$1,428

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$242	$311	$247	$279	$1,079	$276
Olefins & Polyolefins - EAI	58	40	58	92	248	64
Intermediates & Derivatives	68	80	100	161	409	179
Advanced Polymer Solutions	15	10	16	21	62	16
Refining	36	45	47	122	250	43
Technology	8	9	12	19	48	17
Other	2	1	2	4	9	4
Continuing operations	$429	$496	$482	$698	$2,105	$599

(a) See Table 9 for the reconciliation of EBITDA to net income.

Table 9 - Reconciliation of Net Income to EBITDA
	2018					2019
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Net income (a)(b)	$1,231	$1,654	$1,113	$692	$4,690	$817
Loss from discontinued operations, net of tax	—	1	2	5	8	—
Income from continuing operations(a)(b)	1,231	1,655	1,115	697	4,698	817
Provision for (benefit from) income taxes(b)	303	(21)	232	99	613	203
Depreciation and amortization	299	300	309	333	1,241	322
Interest expense, net	80	76	76	83	315	86
EBITDA(c)	$1,913	$2,010	$1,732	$1,212	$6,867	$1,428

(a) The third quarter of 2018, fourth quarter of 2018 and first quarter of 2019 include after-tax charges of $42 million, $15 million and $12 million, respectively, for acquisition-related transaction and integration costs associated with our acquisition of A. Schulman.

(b) The second quarter of 2018 includes a $346 million non-cash benefit from the release of unrecognized tax benefits and associated accrued interest.
(c) EBITDA for the third quarter of 2018, fourth quarter of 2018 and first quarter of 2019 include pre-tax charges of $53 million, $20 million and $16 million, respectively, for acquisition-related transaction and integration costs associated with our acquisition of A. Schulman.